EXHIBIT 99.1

Oil States Announces First Quarter Earnings

HOUSTON, April 24, 2013 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended March 31, 2013 of $102.2 million, or $1.85 per diluted share, which included an after-tax gain of $0.05 per diluted share related to the reversal of an estimated earnout liability associated with a U.S. based acquisition. These results compare to net income of $135.1 million, or $2.43 per diluted share, in the first quarter of 2012, which included a gain of $0.23 per diluted share after-tax from a favorable contract settlement.

The Company generated revenues of $1.1 billion and EBITDA of $228.1 million during the first quarter of 2013, which included a pre-tax gain of $4.0 million related to the liability reversal mentioned above. This compared to revenues of $1.1 billion and EBITDA of $256.7 million in the first quarter of 2012, which included a pre-tax benefit of $17.9 million related to a favorable contract settlement in its U.S. accommodations business (EBITDA(A) defined as net income plus interest, taxes, depreciation and amortization). Consolidated operating income totaled $161.0 million in the current quarter, down from $204.2 million in the first quarter of 2012. Excluding the gains noted above for both the first quarter of 2012 and 2013, EBITDA would have decreased year-over-year by 6% as a result of lower U.S. drilling and completion activity coupled with lower OCTG prices and margins partially offset by organic growth initiatives in the accommodations business, contributions from the Piper Valves and Tempress acquisitions and an increase in drilling and subsea product sales within the offshore products business.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "We were able to report improved earnings on a sequential basis despite lackluster activity during the first quarter of 2013 in our U.S. operations related to onshore drilling and completion activity. We benefited from seasonally stronger Canadian accommodations activity and contributions from the Piper Valves and Tempress acquisitions that closed in 2012."

"We recently announced the construction of The MAC Boggabri Village, our tenth village in Australia, and the opening of Anzac Lodge, our seventh major lodge in the Canadian oil sands region. Investments in both of these facilities are supported by take-or-pay contracts and address our customers' accommodations needs in the metallurgical coal region of Australia and the in-situ oil sands region of Canada."

The Company recognized an effective tax rate of 27.8% in the first quarter of 2013 compared to 28.2% in the first quarter of 2012. The lower effective tax rate in the first quarter of 2013 was primarily due to greater foreign earnings as a percentage of total earnings. Our foreign earnings are taxed at a lower rate than our domestic earnings. The Company invested $107.4 million in capital expenditures during the first quarter of 2013 primarily related to the ongoing expansion of its accommodations business in Canada, Australia and the U.S. in addition to incremental proprietary completion services equipment deployed to service the active U.S. shale plays.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2013 to the results from the first quarter of 2012.)

Accommodations

Accommodations generated revenues of $296.7 million and EBITDA of $136.0 million for the first quarter of 2013 compared to revenues of $301.8 million and EBITDA of $148.7 million in the first quarter of 2012. Results for the first quarter of 2013 in the U.S. included $4.0 million of EBITDA related to the reversal of an estimated earnout liability associated with contingent acquisition consideration, and the first quarter of 2012 included $17.9 million of EBITDA related to a U.S. contract settlement.  Excluding these gains, the accommodations segment's revenues and EBITDA increased 5% and 1% year-over-year, respectively, primarily due to a 13% year-over-year organic increase in average available lodge and village rooms partially offset by occupancy and utilization declines in Australia and the U.S.  Lower occupancy levels at certain Australian villages that began in the third quarter of 2012 due to specific customer mine closures continued to negatively impact our Australian accommodations results. In the U.S., utilization and pricing for our U.S. accommodations were negatively impacted by the stagnant U.S. drilling rig count and increased industry capacity.

Well Site Services

Well site services generated revenues of $177.6 million and EBITDA of $54.0 million in the first quarter of 2013 compared to revenues and EBITDA of $183.0 million and $59.0 million, respectively, in the first quarter of 2012. Revenues and EBITDA decreased 3% and 9% year-over-year, respectively, primarily due to the 12% reduction in U.S. drilling and completion activity, partially offset by contributions from the Tempress acquisition completed in December 2012. Excluding the impact of Tempress, service tickets in our completion services business decreased 7% year-over-year while revenue per ticket increased 6% year-over-year due to strong demand for our higher specification completion equipment and services. Completion services activity was negatively impacted by lower activity levels in most operating regions due to the lower U.S. drilling and completion activity partially offset by increased activity in the Rockies and Bakken regions.

Offshore Products

Offshore products generated revenues and EBITDA of $201.3 million and $35.8 million in the first quarter of 2013 compared to revenues and EBITDA of $185.7 million and $36.1 million in the first quarter of 2012. Revenues increased 8% year-over-year due to contributions from Piper Valves which was acquired in July 2012 in addition to an increase in drilling and subsea product sales; however, EBITDA decreased marginally year-over-year primarily due to product mix.  Backlog totaled $564 million at March 31, 2013 compared to $561 million reported at December 31, 2012 and $529 million reported at March 31, 2012.  Backlog additions during the quarter included large subsea pipeline equipment orders for Brazil and West Africa.

Tubular Services

Tubular services generated revenues of $393.9 million and EBITDA of $15.9 million during the first quarter of 2013 compared to revenues of $428.5 million and EBITDA of $23.5 million in the first quarter of 2012.  Despite the 1% year-over-year increase in tons shipped, revenues and EBITDA decreased 8% and 33% year-over-year, respectively, primarily due to the 12% decrease in U.S. drilling activity, sales mix and reduced mill pricing.  Gross margin as a percent of revenues in the first quarter of 2013 decreased to 5.1% from 6.3% in the first quarter of 2012 primarily due to timing of shipments for key customers and market pressure on margins. The Company's OCTG inventory declined 6% sequentially to $421.7 million at March 31, 2013.

Oil States International, Inc. is a diversified oilfield services company and a leading integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2012 filed by Oil States with the SEC on February 20, 2013.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2013	2012

Revenues	$1,069,440	$1,098,992

Costs and expenses:
Cost of sales and services	792,341	795,797
Selling, general and administrative expenses	54,888	47,739
Depreciation and amortization expense	66,915	50,665
Other operating (income) expense	(5,691)	544
	908,453	894,745
Operating income	160,987	204,247

Interest expense, net of capitalized interest	(20,090)	(17,944)
Interest income	563	297
Equity in earnings (loss) of unconsolidated affiliates	(707)	420
Other income	1,270	1,735
Income before income taxes	142,023	188,755
Income tax provision	(39,439)	(53,283)
Net income	102,584	135,472
Less: Net income attributable to noncontrolling interest	395	407
Net income attributable to Oil States International, Inc.	$102,189	$135,065

Net income per share attributable to Oil States International, Inc. common stockholders:
Basic	$1.86	$2.63
Diluted	$1.85	$2.43

Weighted average number of common shares outstanding:
Basic	54,808	51,430
Diluted	55,373	55,557

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	MARCH 31,	DECEMBER 31,
ASSETS	2013	2012
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$325,969	$253,172
Accounts receivable, net	795,355	832,785
Inventories, net	680,494	701,496
Prepaid expenses and other current assets	24,408	38,639
Total current assets	1,826,226	1,826,092

Property, plant, and equipment, net	1,885,144	1,852,126
Goodwill, net	521,426	520,818
Other intangible assets, net	142,525	146,103
Other noncurrent assets	93,699	94,823
Total assets	$4,469,020	$4,439,962

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$272,303	$279,933
Accrued liabilities	96,643	107,906
Income taxes	27,257	29,588
Current portion of long-term debt and capitalized leases	30,245	30,480
Deferred revenue	71,540	66,311
Other current liabilities	8,394	4,314
Total current liabilities	506,382	518,532

Long-term debt and capitalized leases (1)	1,241,663	1,279,805
Deferred income taxes	119,913	129,235
Other noncurrent liabilities	45,842	46,590
Total liabilities	1,913,800	1,974,162

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 58,799,583 shares and 58,488,299 shares issued, respectively, and 54,961,645 shares and 54,695,473 shares outstanding, respectively	588	585
Additional paid-in capital	599,171	586,070
Retained earnings	2,001,384	1,899,195
Accumulated other comprehensive income	84,968	107,097
Common stock held in treasury at cost, 3,837,938 and 3,792,826 shares, respectively	(132,135)	(128,542)
Total Oil States International, Inc. stockholders' equity	2,553,976	2,464,405
Noncontrolling interest	1,244	1,395
Total stockholders' equity	2,555,220	2,465,800
Total liabilities and stockholders' equity	$4,469,020	$4,439,962

(1) As of March 31, 2013, the Company had approximately $1.0 billion available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	THREE MONTHS
	ENDED MARCH 31,
	2013	2012

Cash flows from operating activities:
Net income	$102,584	$135,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,915	50,665
Deferred income tax provision	(8,977)	1,727
Excess tax benefits from share-based payment arrangements	(3,322)	(5,175)
Gains on disposals of assets	(177)	(1,326)
Non-cash compensation charge	6,285	4,399
Accretion of debt discount	----	2,035
Amortization of deferred financing costs	2,019	1,800
Other, net	(3,162)	(18)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	29,000	(105,007)
Inventories	17,824	(71,062)
Accounts payable and accrued liabilities	(16,245)	21,445
Taxes payable	21,155	33,731
Other current assets and liabilities, net	4,721	(1,469)
Net cash flows provided by operating activities	218,620	67,217

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(107,397)	(101,402)
Proceeds from disposition of property, plant and equipment	2,075	1,636
Other, net	108	(1,189)
Net cash flows used in investing activities	(105,214)	(100,955)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(29,219)	29,941
Term loan repayments	(7,526)	(7,526)
Debt and capital lease repayments	(110)	(2,183)
Issuance of common stock from share-based payment arrangements	3,498	6,775
Excess tax benefits from share-based payment arrangements	3,322	5,175
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(3,593)	(3,410)
Other, net	(200)	(15)
Net cash flows provided by (used in) financing activities	(33,828)	28,757

Effect of exchange rate changes on cash	(6,770)	3,966
Net change in cash and cash equivalents from continuing operations	72,808	(1,015)
Net cash used in discontinued operations – operating activities	(11)	(55)
Cash and cash equivalents, beginning of period	253,172	71,721
Cash and cash equivalents, end of period	$325,969	$70,651

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues
Completion services	$137,366	$135,554
Drilling services	40,203	47,407

Well site services	177,569	182,961
Accommodations (1)	296,667	301,820
Offshore products	201,290	185,720
Tubular services	393,914	428,491
Total revenues	$1,069,440	$1,098,992

EBITDA (A)
Completion services	$44,022	$46,286
Drilling services	9,990	12,753

Well site services	54,012	59,039
Accommodations (1)	136,026	148,677
Offshore products	35,762	36,145
Tubular services	15,865	23,538
Corporate and eliminations	(13,595)	(10,739)
Total EBITDA	$228,070	$256,660

Operating income / (loss)
Completion services	$28,659	$33,794
Drilling services	4,080	7,459

Well site services	32,739	41,253
Accommodations (1)	94,906	119,025
Offshore products	32,136	32,501
Tubular services	15,035	22,421
Corporate and eliminations	(13,829)	(10,953)
Total operating income	$160,987	$204,247

(1) The revenues of our accommodations segment for the three months ended March 31, 2012 include $18.3 million related to a favorable contract settlement in the U.S. accommodations business. The EBITDA and operating income of our accommodations segment for the three months ended March 31, 2012 includes a pre-tax benefit of $17.9 million related to the settlement. The EBITDA and operating income of our accommodations segment for the three months ended March 31, 2013 includes a pre-tax benefit of $4.0 million related to the reduction of an estimated earnout liability.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended March 31,
	2013	2012

Supplemental operating data
Lodge/village revenues ($ in thousands)	$213,728	$196,773
Other accommodations revenues ($ in thousands) (1)	82,939	105,047
Total accommodations revenues ($ in thousands)	$296,667	$301,820

Average available lodge/village rooms	20,009	17,634
Lodge/village revenues per available room	$119	$123

Offshore products backlog ($ in millions)	$564.4	$529.3

Completion services job tickets	12,300	12,509
Average revenue per ticket ($ in thousands)	$11.2	$10.8

Tubular services operating data
Shipments (tons in thousands)	207.9	205.4
Quarter end inventory ($ in millions)	$421.7	$473.1

Land drilling operating statistics
Average rigs available	33	33
Utilization	72.4%	87.7%
Implied day rate ($ in thousands per day)	$18.5	$17.8
Implied daily cash margin ($ in thousands per day)	$4.9	$5.0

(1) Includes contract settlement revenue for the quarter ended March 31, 2012.

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012

Net income attributable to Oil States	$102,189	$135,065
Income tax provision	39,439	53,283
Depreciation and amortization	66,915	50,665
Interest income	(563)	(297)
Interest expense	20,090	17,944
EBITDA	$228,070	$256,660
CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         713-470-4860